Exhibit 12.



                                                   May 31, 2001






CBRE Holding, Inc.
c/o RCBA Strategic Partners, L.P.
909 Montgomery Street
San Francisco, CA  94133


Attention:     Mr. Claus Moller


RE: AMENDMENT TO COMMITMENT LETTER DATED FEBRUARY 23, 2001

Dear Sir:

          Reference is made to the commitment letter dated February 23, 2001 (the "Commitment Letter") pursuant to which DLJ Investment Partners II, L.P. agreed, subject to the conditions set forth therein, to purchase up to $75.0 million of senior notes of Holdings (as defined in the Commitment Letter in connection with the Sponsor's acquisition of CB Richard Ellis Services, Inc. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Commitment Letter.

          The Commitment Letter is hereby amended and modified as follows:

          1. The amount of the commitment in the Commitment Letter is hereby reduced from $75.0 million to $65.0 million and the Takedown Equity associated with the commitment is reduced from 2.0% to 1.867%.

          2. The amount of the Credit Facilities referenced in the Commitment Letter shall be to $325.0 million and as a partial replacement proceeds of up to $225.6 million will be raised in the high yield debt market.

          In addition to the foregoing, the undersigned hereby agrees that the terms of the Notes will be substantially the same as the terms of the senior subordinated notes due 2011 of BLUM CB Corp. ("Holdings") as set forth in the confidential offering circular dated May 31, 2001, except for coupon and the following:

          1.   THE NOTES WILL BE SENIOR OBLIGATIONS OF CBRE
               HOLDINGS, WITH SUCH CHANGES AS ARE CUSTOMARY FOR
               A HOLDING COMPANY ISSUANCE, THE LANGUAGE OF
               WHICH WILL BE AGREED;

          2.   The Notes will contain a lien covenant
               pertaining to Holdings and an appropriate conduct of business covenant, the language of which will be agreed;

          3. Certain of the negative covenants contained in the Notes will terminate when the company obtains an investment grade rating from both S&P and Moody's for the Notes of Holdings;

          4. There will be no requirement to give notice to the banks prior to acceleration;

          5. Grace periods for covenants will conform to the high yield indenture.

          In addition to the foregoing, as a condition to closing, we will receive a list of the entities that will initially be "unrestricted subsidiaries" prior to closing, such list to be reasonably satisfactory to us.

          Except as expressly amended or modified by this amendment, the terms of the Commitment Letter shall remain in full force and effect.

          Please indicate your acceptance of the terms hereof by signing in the appropriate space below and returning a copy of this amendment to the undersigned.

                              Very truly yours,

                              DLJ INVESTMENT FUNDING, INC.


                              By:   /s/ Paul Thompson, III
                                 ------------------------------
                                 Paul Thompson III
                                 Managing Director


Accepted and Agreed to as
of the date first above written:

CBRE HOLDING, INC.


By:      /s/ Claus J. Moller
   -----------------------------
   Name: Claus J. Moller
   Title: President